EXHIBIT 99.(h-5)

SECOND AMENDMENT

To Transfer Agency and Service Agreement

between

Certain Investment Companies Managed by Fred Alger Management Inc., as listed on Schedule A thereto

and

State Street Bank and Trust Company

This Second Amendment is made as of this 21 day of November, 2009, between each of the investment management companies managed by Fred Alger Management Inc., as listed on Schedule A to the Transfer Agency and Service Agreement (the “Funds”) and State Street Bank and Trust Company (the “Transfer Agent”).  In accordance with Section 15.1 (Amendment) of the Transfer Agency and Service Agreement between each of the Funds and the Transfer Agent dated as of November 22, 2004, (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Section 1.1 (Transfer Agency Services).  Section 1.1 of the Agreement is hereby amended by deleting subparagraphs (j) and (r) in their entirety.

2. Section 6 (Representations and Warranties of the Funds).  Section 6 is hereby amended by deleting clauses in subsections 6.1 and 6.4 with respect to Castle Convertible Fund, Inc.

3. Section 12.1 (Term).  Section 12.1 of the Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with the following:

“The initial term of this Agreement shall commence on November 21, 2009 and shall expire on November 20, 2012 (the “Initial Term”).”

4.  Section 12.3 (Early Termination).  Section 12.3 is hereby amended by deleting it in its entirety and replacing it with the following paragraph:

“Should service be converted to a successor service provider prior to the expiration of the Initial Term, then the Funds will pay the Transfer Agent an amount equal to the average monthly fee paid by the Fund to the Transfer Agent under the Agreement multiplied by the number of months remaining in the Initial Term and calculated as set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent.”

5.  Section 12.4 (Termination by each Fund).  Section 12.4 is hereby amended by deleting subsection (e) and replacing it with the following:  “(e) The Transfer Agent has materially failed to meet the Service Levels for six consecutive months, after notice and a reasonable opportunity to cure such failure.”

6.  Section 14 (Subcontractors).  Section 14 is hereby amended by deleting subsection 14.1 in its entirety and replacing it with the following:

“14.1  The Transfer Agent may, without further consent on the part of a Fund, subcontract for the performance hereof, with respect to that Fund, with (i) Boston Financial Data Services, Inc., a Massachusetts corporation (“Boston Financial”) which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, (ii) a Boston Financial subsidiary or affiliate duly registered as a transfer agent, or (iii) DST Output, Inc., an affiliate of Boston Financial, solely with respect to certain print/mail services as instructed by the Fund; provided, however, that the Transfer Agent shall be fully responsible to each Fund for the acts and omissions of Boston Financial or its subsidiary or affiliate as it is for its own acts and omissions.  In addition, in connection with the German registered funds, the Transfer Agent is authorized and has been directed by the Fund to subcontract with Bank of New York in Luxembourg, or its successors or affiliates.  The Transfer Agent may not, without the prior written consent of each Fund, subcontract for the performance of services hereunder to any party other than those listed in this paragraph.”

7.   Section 15.12 (Notices).  Section 15.12 is hereby amended by deleting subsection 15.12(b) in its entirety and replacing it with the following:

“(b)                           If to a Fund, to:

(Name of Fund)

111 Fifth Avenue

New York, New York 10003

Attention: Legal Department

Facsimile: 212-806-2957”

8. Schedule A (Funds).  Schedule A to the Agreement as amended on June 25, 2009 is superseded and replaced with the Schedule A dated November 21, 2009 and attached hereto.

9. Schedule 1.2(h) (AML Delegation).  Schedule 1.2(h) attached to the Agreement is hereby replaced and superseded by the Schedule 1.2(h) dated November 21, 2009, attached hereto.

10. Schedule 4.1. (Fees)  Schedule 4.1 to the Agreement dated November 22, 2004 to November 22, 2009, as amended by the First Amendment dated March 9, 2006, is superseded and replaced with Schedule 4.1 dated November 21, 2009 to November 20, 2012 attached hereto.

11. Recitals Incorporated; Definitions.  The foregoing recitals are true and correct and by this reference are incorporated herein.  All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement, as previously amended..

12. Schedules Incorporated.  All schedules referenced in this Second Amendment are incorporated herein.

13. Continuing Provisions of the Agreement.  Except as otherwise specifically set forth in this Second Amendment, all other terms of the Agreement, as previously amended, shall remain unchanged and continue in full force and effect.

14. Counterparts Signatures.  This Second Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST		EACH OF THE ENTITIES SET FORTH
COMPANY		ON SCHEDULE A TO THE
AGREEMENT

By:	/s/ Joseph C. Antonellis	By:	/s/ Hal Liebes
Name:	Joseph C. Antonellis	Name:	Hal Liebes
Title:	Vice Chairman	Title:	Secretary

Schedule A

Funds

Dated: November 21, 2009

The Alger Funds

Alger Money Market Fund

Alger Balanced Fund

Alger Capital Appreciation Fund

Alger LargeCap Growth Fund

Alger MidCap Growth Fund

Alger SmallCap Growth Fund

Alger SMidCap Growth Fund

Alger Health Sciences Fund

Alger Growth Opportunities Fund

Alger Convertible Fund

The Alger Funds II

Alger Spectra Fund

Alger Green Fund

Alger International Opportunities Fund

Alger Analyst Fund

Alger China-U.S. Growth Fund

The Alger Portfolios

Alger American Balanced Portfolio

Alger American Growth & Income Portfolio

Alger American Capital Appreciation Portfolio

Alger American LargeCap Growth Portfolio

Alger American MidCap Growth Portfolio

Alger American SmallCap Growth Portfolio

Alger American SMidCap Growth Portfolio

The Alger Institutional Funds

Alger Capital Appreciation Institutional Fund

Alger LargeCap Growth Institutional Fund

Alger MidCap Growth Institutional Fund

Alger SmallCap Growth Institutional Fund

Schedule 1.2(h)

AML Delegation

Dated: November 21, 2009

1.                                       Delegation.

1.1                     Subject to the terms and conditions set forth in this Agreement, the Fund hereby delegates to the Transfer Agent those aspects of the Fund’s AML program (the “AML Program”) that are set forth in Section 4 below (the “Delegated Duties”).  The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(h) bearing a later date than the date hereof.

1.2                     The Transfer Agent agrees to perform such Delegated Duties, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.                                       Consent to Examination.  In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance.  The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review.  For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.                                       Limitation on Delegation.  The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder.  Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information.  The Transfer Agent represents that, in its opinion, its performance of the Delegated Duties is in compliance with the USA PATRIOT ACT, as applicable to mutual funds.

4.                                       Delegated Duties

4.1                     Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a)                                            Submit all new account registrations and registration changes through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities on a daily basis;

(b)                                           Submit all account registrations through OFAC databases and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)                                            Submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database on a daily basis;

(d)                                           Review redemption transactions that occur within thirty (30) days of an account establishment or registration change or banking information change;

(e)                                            Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f)            Review accounts with small balances followed by large purchases;

(g)                                           Review accounts with frequent activity within a specified date range followed by a large redemption;

(h)                                           Review purchase and redemption activity per tax identification number (“TIN”) within the Fund to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

(i)                                               Monitor and track cash equivalents under $10,000 for a rolling twelve-month period; if the threshold is exceeded, file IRS Form 8300 and issue the Shareholder notices as required by the IRS;

(j)                                               Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(k)                                  Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a).  Provide the Fund with the necessary information for it to respond to such request within required time frame;

(l)                                               (i) Verify the identity of any person seeking to open an account with the Fund, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(m)                                         Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175).  The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire.  If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity.  In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction.

(n)                                 Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

4.2                     In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

Schedule 4.1.

Fees

Dated:  November 1, 2009 to November 20, 2012

General:  Fees are billable on a monthly basis at the rate of 1/12 of the annual fee.  A charge is made for an account in the month that an account opens or closes.

German Shareholder Processing

For so long as the Sub-Servicing Agreement dated November 10, 2004 between State Street Bank and Trust Company and Bank of New York Luxembourg (f/k/a Continental Fund Services, S.A) shall remain in effect, Alger SmallCap Growth Fund, Alger MidCap Growth Fund and Alger LargeCap Growth Fund shall individually pay the following account service fees to State Street Bank and Trust Company:

USD $   per account per year

USD $   per transaction per year

These fees are subject to change upon mutual agreement of Alger SmallCap Growth Fund, Alger MidCap Growth Fund and Alger LargeCap Growth Fund, respectively, and the Transfer Agent relative to any changes in fees that are agreed upon between State Street Bank and Trust Company and Bank of New York Luxembourg (f/k/a Continental Fund Services, S.A) under the Sub-Servicing Agreement dated November 10, 2004 as it may be amended from time to time.